Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2017 EARNINGS

First Quarter Highlights

•	Net income of $13.4 million and adjusted EBITDA of $220.4 million

•	Reiterated full year 2017 adjusted EBITDA forecast of $1 billion

Clayton, MO, May 2, 2017 - Olin Corporation (NYSE: OLN) announced today financial results for the first quarter ended March 31, 2017.

The first quarter 2017 reported net income was $13.4 million, or $0.08 per diluted share, which compares to a net loss of $37.9 million, or ($0.23) per diluted share for the first quarter 2016. First quarter 2017 adjusted EBITDA of $220.4 million reflects depreciation and amortization expense of $135.1 million, restructuring charges of $8.2 million, and acquisition-related integration costs of $7.0 million. First quarter 2016 adjusted EBITDA was $214.5 million. Sales in the first quarter 2017 were $1,567.1 million compared to $1,348.2 million in the first quarter 2016.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Our overall first quarter 2017 results were in line with our expectations. Our first quarter 2017 adjusted EBITDA reflects better than expected results in the Chlor Alkali Products and Vinyls segment, which more than offset weaker than expected results in the Epoxy segment. The favorable results in Chlor Alkali Products and Vinyls were primarily the result of higher than anticipated caustic soda and ethylene dichloride pricing. The shortfall in the Epoxy segment earnings from expectations reflects higher than expected raw material costs associated with benzene and propylene pricing. First quarter 2017 Epoxy volumes improved approximately 11% compared to last year’s first quarter levels. As expected, Winchester’s first quarter 2017 segment earnings declined year over year due to lower commercial sales volumes partially offset by lower operating costs.

“For full year 2017, we are reiterating our annual adjusted EBITDA forecast of approximately $1 billion with upside opportunities and downside risks of approximately 5%.

“We expect second half 2017 adjusted EBITDA to be significantly stronger than the first half 2017 levels. The Chlor Alkali Products and Vinyls business is expected to benefit in second half 2017 from reduced maintenance turnaround activity, which reduced first half volumes and increased maintenance expenses, seasonally stronger second half demand, and improved caustic soda and chlorine prices. We also expect improved performance from both Epoxy and Winchester in the second half of 2017 compared to the first half of the year. The second half 2017 Epoxy results are expected to benefit from lower raw material costs than were experienced in the first quarter. Second half 2017 Winchester results include the seasonally strong third quarter and expected higher military sales.

“Second quarter 2017 adjusted EBITDA is forecast to improve slightly compared to first quarter 2017 levels. We anticipate sequential improvement in both caustic soda and ethylene dichloride pricing. The second quarter 2017 will also include the benefits of the new bleach plant in Freeport, Texas, which began production in March. Second quarter 2017 chlor alkali products volumes are expected to be lower than first quarter 2017 due to planned maintenance turnarounds at our largest production facility in Freeport, Texas. These planned maintenance turnarounds are forecast to reduce adjusted EBITDA sequentially by approximately $25 million. We expect second quarter 2017 Epoxy segment earnings to improve sequentially as implemented and announced price increases fully offset the current forecast for raw material costs associated with benzene and propylene pricing. We expect Winchester’s second quarter 2017 segment earnings to be less than second quarter 2016 earnings due to lower commercial sales volumes.”

The full year 2017 adjusted EBITDA forecast reflects the following:

•	Higher domestic and export caustic soda pricing compared to 2016;

•	Lower ethylene costs associated with the acquisition of additional cost-based ethylene from The Dow Chemical Company beginning mid-year;

•	Improved ethylene dichloride pricing of approximately 25% year-over-year;

•	Incremental cost synergy realizations of approximately $50 million to $75 million;

•	Improved Epoxy segment results driven by higher volumes compared to the prior year;

•	Higher electricity costs, primarily driven by higher natural gas costs compared to 2016;

•	Higher planned maintenance turnaround costs of $20 million to $30 million compared to 2016;

•	Lower Winchester segment results due to lower commercial ammunition demand and higher commodity and material costs;

•	Higher corporate costs reflecting lower pension income and higher legacy environmental costs compared to 2016;

•	Pre-tax acquisition-related integration and restructuring costs of approximately $50 million;

•	Capital spending in the $300 million to $350 million range, excluding the investment associated with acquiring additional cost-based ethylene; and

•	Depreciation and amortization costs comparable with 2016.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and includes the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2017 were $836.9 million compared to $704.3 million in the first quarter 2016. The increase in the first quarter sales compared to the prior year is primarily due to increased caustic soda and ethylene dichloride prices and higher volumes. First quarter 2017 segment earnings of $87.5 million improved compared to $68.1 million in the first quarter 2016 primarily due to higher pricing, mainly caustic soda and ethylene dichloride, and higher volumes, partially offset by higher electricity costs driven by higher natural gas costs, higher ethylene costs, and higher maintenance turnaround costs. First quarter 2017 included planned maintenance turnaround outages at the McIntosh, Alabama and Plaquemine, Louisiana facilities. Chlor Alkali Products and Vinyls first quarter 2017 results included depreciation and amortization expense of $104.6 million compared to $101.9 million in first quarter 2016.

EPOXY

Epoxy sales for the first quarter 2017 were $567.6 million compared to $460.2 million in the first quarter 2016. The increase in Epoxy sales is primarily due to increased volumes and higher product prices. First quarter 2017 segment loss was $1.2 million compared to segment earnings of $8.2 million in the first quarter 2016. The Epoxy segment earnings decline was primarily due to higher raw material costs, primarily benzene and propylene pricing, partially offset by higher product prices and improved volumes. Epoxy first quarter 2017 results included depreciation and amortization expense of $22.4 million compared to $21.7 million in first quarter 2016.

WINCHESTER

Winchester sales for the first quarter 2017 were $162.6 million compared to $183.7 million in the first quarter 2016. First quarter 2017 segment earnings were $25.1 million compared to $28.7 million in the first quarter 2016. The decrease in sales and segment earnings primarily reflects lower shipments to commercial customers reflecting lower demand for pistol, rifle, and shotshell ammunition. The segment earnings reduction associated with the decline in commercial demand was partially offset by lower operating costs in the first quarter of 2017 compared to first quarter 2016. Winchester first quarter 2017 results included depreciation and amortization expense of $4.9 million compared to $4.6 million in first quarter 2016.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2017 Corporate and Other segment was $10.3 million compared to $12.2 million in the first quarter of 2016.

First quarter 2017 charges to income for environmental investigatory and remedial activities were $2.6 million compared to $2.7 million in the first quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the first quarter 2017 increased by $3.8 million compared to the first quarter 2016, primarily due to $4.7 million of increased stock-based compensation costs, which includes mark-to-market adjustments, partially offset by lower legal and litigation costs.

DEBT REFINANCING

On March 9, 2017, Olin entered into a new five-year $1,975 million senior credit facility consisting of a $1,375 million term loan facility and a $600 million senior revolving credit facility. The proceeds of the term loan facility were used to redeem the remaining balance of the existing senior credit facility and a portion of the Sumitomo Credit Facility, which was due in October 2018. The new senior credit facility will mature in March 2022. Also on March 9, 2017, Olin issued $500.0 million aggregate principal amount of 5.125% senior notes due September 15, 2027. The proceeds of the 2027 Notes were used to redeem the remaining balance of the Sumitomo Credit Facility. With this refinancing, the Company has less than $150 million of mandatory term loan maturities annually until 2022.

DIVIDEND

On April 27, 2017, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 9, 2017, to shareholders of record at the close of business on May 10, 2017. This will be the 362nd consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss first quarter 2017 earnings at 10:00 A.M. ET on Wednesday, May 3, 2017. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to control costs or to achieve targeted cost reductions;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	the integration of the Acquired Business may not be successful in realizing the benefits of the anticipated synergies;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2017-11

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2017	2016
Sales	$1,567.1	$1,348.2
Operating Expenses:
Cost of Goods Sold	1,393.7	1,175.4
Selling and Administration	88.2	88.1
Restructuring Charges(b)	8.2	92.8
Acquisition-related Costs(c)	7.0	10.2
Other Operating (Expense) Income(d)	(0.4)	10.9
Operating Income (Loss)	69.6	(7.4)
Earnings of Non-consolidated Affiliates	0.5	0.2
Interest Expense(e)	52.4	48.5
Interest Income	0.2	0.3
Income (Loss) before Taxes	17.9	(55.4)
Income Tax Provision (Benefit)	4.5	(17.5)
Net Income (Loss)	$13.4	$(37.9)
Net Income (Loss) Per Common Share:
Basic	$0.08	$(0.23)
Diluted	$0.08	$(0.23)
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	165.6	165.1
Average Common Shares Outstanding - Diluted	167.9	165.1

(a)	Unaudited.

(b)
Restructuring charges for the three months ended March 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.  For the three months ended March 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three months ended March 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(d)
Other operating (expense) income for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

(e)
Interest expense for the three months ended March 31, 2017 included $2.7 million for the write-off of unamortized deferred debt issuance costs associated with the redemption of the Sumitomo Credit Facility and the refinancing of Olin's senior credit facility.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2017	2016
Sales:
Chlor Alkali Products and Vinyls	$836.9	$704.3
Epoxy	567.6	460.2
Winchester	162.6	183.7
Total Sales	$1,567.1	$1,348.2
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$87.5	$68.1
Epoxy	(1.2)	8.2
Winchester	25.1	28.7
Corporate/Other:
Pension Income(b)	10.3	12.2
Environmental Expense	(2.6)	(2.7)
Other Corporate and Unallocated Costs	(33.4)	(29.6)
Restructuring Charges(c)	(8.2)	(92.8)
Acquisition-related Costs(d)	(7.0)	(10.2)
Other Operating (Expense) Income(e)	(0.4)	10.9
Interest Expense(f)	(52.4)	(48.5)
Interest Income	0.2	0.3
Income (Loss) before Taxes	$17.9	$(55.4)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Restructuring charges for the three months ended March 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.  For the three months ended March 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three months ended March 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(e)
Other operating (expense) income for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

(f)
Interest expense for the three months ended March 31, 2017 included $2.7 million for the write-off of unamortized deferred debt issuance costs associated with the redemption of the Sumitomo Credit Facility and the refinancing of Olin's senior credit facility.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2017	2016	2016
Assets:
Cash & Cash Equivalents	$168.5	$184.5	$315.6
Accounts Receivable, Net	774.5	675.0	813.2
Income Taxes Receivable	25.5	25.5	36.3
Inventories	656.3	630.4	679.5
Other Current Assets	44.9	30.8	32.8
Total Current Assets	1,669.7	1,546.2	1,877.4
Property, Plant and Equipment (Less Accumulated Depreciation of $2,001.1, $1,891.6 and $1,587.9)	3,659.2	3,704.9	3,859.0
Deferred Income Taxes	112.7	119.5	107.4
Other Assets	637.2	644.4	463.8
Intangibles, Net	615.4	629.6	663.2
Goodwill	2,119.0	2,118.0	2,146.1
Total Assets	$8,813.2	$8,762.6	$9,116.9
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$81.8	$80.5	$205.1
Accounts Payable	637.3	570.8	478.1
Income Taxes Payable	8.1	7.5	14.1
Accrued Liabilities	258.2	263.8	352.3
Total Current Liabilities	985.4	922.6	1,049.6
Long-term Debt	3,530.8	3,537.1	3,627.9
Accrued Pension Liability	627.5	638.1	635.2
Deferred Income Taxes	1,033.0	1,032.5	1,091.0
Other Liabilities	364.9	359.3	340.4
Total Liabilities	6,541.6	6,489.6	6,744.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 165.9 Shares (165.4 and 165.2 in 2016)	165.9	165.4	165.2
Additional Paid-in Capital	2,253.7	2,243.8	2,238.9
Accumulated Other Comprehensive Loss	(502.1)	(510.0)	(470.2)
Retained Earnings	354.1	373.8	438.9
Total Shareholders' Equity	2,271.6	2,273.0	2,372.8
Total Liabilities and Shareholders' Equity	$8,813.2	$8,762.6	$9,116.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2017	2016
Operating Activities:
Net Income (Loss)	$13.4	$(37.9)
Earnings of Non-consolidated Affiliates	(0.5)	(0.2)
Losses on Disposition of Property, Plant and Equipment	0.3	0.2
Stock-Based Compensation	1.5	2.2
Depreciation and Amortization	135.1	129.7
Deferred Income Taxes	9.5	(14.7)
Write-off of Equipment and Facility Included in Restructuring Charges	-	76.6
Qualified Pension Plan Contributions	(0.1)	(0.5)
Qualified Pension Plan Income	(6.7)	(9.0)
Changes in:
Receivables	(80.2)	(16.8)
Income Taxes Receivable/Payable	0.1	5.6
Inventories	(23.8)	6.3
Other Current Assets	(17.5)	6.5
Accounts Payable and Accrued Liabilities	56.3	(99.7)
Other Assets	3.1	2.1
Other Noncurrent Liabilities	4.6	(0.3)
Other Operating Activities	4.8	(3.1)
Net Operating Activities	99.9	47.0
Investing Activities:
Capital Expenditures	(83.0)	(76.1)
Proceeds from Disposition of Property, Plant and Equipment	-	0.1
Proceeds from Disposition of Affiliated Companies	-	2.2
Net Investing Activities	(83.0)	(73.8)
Financing Activities:
Long-term Debt:
Borrowings	1,875.0	-
Repayments	(1,872.7)	(17.1)
Stock Options Exercised	8.8	-
Dividends Paid	(33.1)	(33.0)
Debt Issuance Costs	(11.2)	-
Net Financing Activities	(33.2)	(50.1)
Net Decrease in Cash and Cash Equivalents	(16.3)	(76.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3	0.5
Cash and Cash Equivalents, Beginning of Period	184.5	392.0
Cash and Cash Equivalents, End of Period	$168.5	$315.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2017	2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$13.4	$(37.9)
Add Back:
Interest Expense	52.4	48.5
Interest Income	(0.2)	(0.3)
Income Tax Provision (Benefit)	4.5	(17.5)
Depreciation and Amortization	135.1	129.7
EBITDA	205.2	122.5
Add Back:
Restructuring Charges(b)	8.2	92.8
Acquisition-related Costs(c)	7.0	10.2
Certain Non-recurring Items(d)	—	(11.0)
Adjusted EBITDA	$220.4	$214.5

(a)	Unaudited.

(b)
Restructuring charges for the three months ended March 31, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.  For the three months ended March 31, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three months ended March 31, 2017 and 2016 were associated with our integration of the Acquired Business.

(d)
Certain non-recurring items for the three months ended March 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.